Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 15, 2016 (except for Note 18, as to which the date is February 5, 2016), in Amendment No. 3 to the Registration Statement (Form S-1 333-204789) and the related Prospectus of Patheon Holdings Coöperatief U.A. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Raleigh, North Carolina

February 5, 2016